UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Company ☒
Filed by a Party other than the Company ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☒	Definitive Proxy Statement
☐	Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 14a-11(c) or Rule 14a-12

AXION POWER INTERNATIONAL, INC.
(Name of Registrant as Specified in its Charter)

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AXION POWER INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 10, 2005

Notice is hereby given that the Annual Meeting of the Stockholders of Axion Power International, Inc. (the “company”) will be held at 10:00 a.m. E.D.T. on Friday, June 10, 2005, at the Holiday Inn, Toronto Airport East, 600 Dixon Road, Toronto, Ontario M9W 1J1 Canada, for the following purposes:

1.	To elect four members to serve on our board of directors;

2.	To ratify our compensation policies for independent directors;

3.	To ratify amendments that increase the number of shares available for incentive grants under our 2004 Incentive Stock Plan from 1 million to 2 million;

4.	To ratify amendments that increase the number of shares available for option grants under our Independent Directors’ Stock Option Plan from 125,000 to 500,000;

5.	To ratify the selection of Michael F. Cronin, CPA as independent auditor for the current year; and

6.	To consider and act upon such other business as may properly be presented to the meeting.

Adjournments or Postponements

Any action on the items of business described above may be considered at the time and on the date specified above or at any other time and date to which the annual meeting may be properly adjourned or postponed.

Stockholder List

A list of stockholders entitled to vote will be available at the meeting and during ordinary business hours for ten days prior to the meeting at our corporate offices, 100 Caster Avenue, Woodbridge, Ontario, Canada L4L 5Y9, for examination by any stockholder for any legally valid purpose related to the meeting.

Admission to the Meeting

Stockholders who owned shares of our common stock at the close of business on May 9, 2005 or their authorized representatives are entitled to attend the meeting. If your shares are held through an intermediary such as a broker or a bank, you should present proof of your ownership as of the record date, such as a recent account statement reflecting your holdings as of May 9, 2005, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

We encourage you to take an active role in the affairs of your company by either attending the meeting in person or by executing and returning the enclosed proxy card.

Woodbridge, Ontario, Canada	BY ORDER OF THE
May 9, 2005	BOARD OF DIRECTORS,
John L. Petersen, chairman

AXION POWER INTERNATIONAL, INC.

PROXY STATEMENT FOR THE
2005 ANNUAL MEETING OF STOCKHOLDERS
JUNE 10, 2005

Proxy Solicitation and Voting Information

The enclosed proxy is solicited by the Board of Directors of Axion Power International, Inc., a Delaware corporation, (the "company," "we," "our" or "us") for use in voting at the 2005 Annual Meeting of Stockholders to be held at 10:00 a.m. E.D.T. on Friday, June 10, 2005, at the Holiday Inn, Toronto Airport East, 600 Dixon Road, Toronto, Ontario M9W 1J1 Canada, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the proxy card are first being mailed to stockholders on or about May 11, 2005.

The company is paying the costs of solicitation, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by regular employees of the company without additional compensation. The company will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the company’s stockholders.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE BY COMPLETING, SIGNING AND DATING THE PROXY CARD ENCLOSED WITH THIS PROXY STATEMENT AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE WE HAVE ENCLOSED FOR YOUR CONVENIENCE. PLEASE READ THE INSTRUCTIONS ON THE PROXY CARD REGARDING YOUR VOTING OPTIONS.

Who May Vote?

If you were a stockholder on the records of the company at the close of business on May 9, 2005, you may vote at the meeting. On that day, there were 14,755,933 shares of voting common stock and 375,000 shares of voting preferred stock outstanding.

If your shares are held through an intermediary such as a broker or a bank, you will not be entitled to vote at the meeting unless you present a proxy signed by the intermediary that entitles you to vote in person. To simplify the voting process, the board of directors asks all stockholders who hold shares through intermediaries to complete the proxy card and vote through the intermediary, even if they intend to attend the meeting in person.

How Many Votes Do I Have?

Each share of common stock is entitled to one vote. Each share of preferred stock is entitled to vote on an “as if converted basis,” which means that each share of preferred stock is entitled to five votes. Our Certificate of Incorporation and By-Laws do not provide for cumulative voting. The board requests your proxy to insure that your shares will count toward a quorum and be voted at the meeting.

How May I Vote?

In order to vote, you must either designate a proxy to vote on your behalf or attend the meeting and vote your shares in person. Stockholders who hold shares through intermediaries should complete, sign, date and return their proxy cards in the postage-paid envelope provided.

How Will The Board Vote My Proxy?

A properly executed proxy received by the Secretary prior to the meeting, and not revoked, will be voted as directed by the stockholder. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the board. If you provide no specific direction, your shares will be voted FOR the election of the Directors nominated by the board, FOR the ratification of our compensation policies for independent directors, FOR the ratification of amendments to our incentive stock plan; FOR the ratification of amendments to our outside directors’ stock option plan; and FOR the ratification of the selection of Michael F. Cronin CPA as our independent accountant. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted in accordance with the judgment of the holders of the proxy.

How Can I Revoke My Proxy?

If you hold our shares in registered form, you may change your mind and revoke your proxy at any time before it is voted at the meeting by:

•	Sending a written revocation of your proxy to the Secretary of the company, which must be received by the company before the Annual Meeting commences;

•	Transmitting a proxy by mail at a later date than your prior proxy, which must be received by the company before the Annual Meeting commences; or

•	Attending the Annual Meeting and voting in person or by proxy.

If you hold our shares through a broker or other intermediary, you will need to contact your intermediary if you wish to revoke your proxy.

Voting Shares Held by Brokers, Banks and Other Nominees

If you hold our shares in a broker, bank or other nominee account, you are a "beneficial owner" of shares that are registered in "street name." In order to vote your shares, you must give voting instructions to the bank, broker or other intermediary that serves as the "nominee holder" of your shares. We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of our shares. Proxies that are transmitted by nominee holders on behalf of beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder. If a beneficial owner fails to instruct a broker or other nominee, his shares will not be voted on any matter other than the election of directors. The shares will, however, be voted by brokers and other nominee holders for the election of the directors nominated by the board.

How Does Class Voting For Directors Work?

Holders of common stock, voting separately as a class, are entitled to elect three members of our board of directors. Holders of preferred stock, voting separately as a class, are entitled to elect one member of our board of directors. With respect to all other matters submitted for consideration at the meeting, the holders of common stock and preferred stock will vote collectively as a single class.

Required Quorum

Our By-Laws specify that the holders of a majority of our outstanding shares entitled to vote will constitute a quorum for purposes of the meeting. This provision will require the holders of at least 7,372,967 shares of our common stock and 187,501 shares of our preferred stock to be represented at the meeting in person or by proxy.

Required Vote

With respect to the various proposals included in this Proxy Statement:

•
A plurality of the votes cast by holders of common stock are required for the election of three members of our board of directors so that the three individuals who receive the highest number of votes cast by holders of our common stock will be elected;

•
A plurality of the votes cast by holders of preferred stock are required for the election of one member of our board of directors so that the individual who receives the highest number of votes cast by holders of our preferred stock will be elected; and

•
The affirmative vote of a majority of the votes cast is required to ratify our compensation policies for independent directors; the amendments to our incentive stock plan; the amendments to our outside directors’ stock option plan; and the selection of Michael F. Cronin as our independent auditor.

Any vote that is characterized as an abstention is not counted as a vote cast. Broker non-votes that relate to shares held for the benefit of beneficial owners who do not provide voting instructions are not counted as votes cast. Abstentions and broker non-votes are, however, considered as shares present at the meeting for purposes of determining the presence of a quorum.

We are not aware of any business that will be presented for consideration at the meeting other than the matters described in this Proxy Statement. If any other matters are properly brought before the meeting, the persons named on the enclosed proxy card will vote on such matters in accordance with their best judgment.

A copy of our Annual Report on Form 10-KSB for the year ended December 31, 2004 is being furnished to each stockholder with this Proxy Statement.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

We had 14,755,933 shares of common stock and 375,000 shares of preferred stock outstanding on May 9, 2005. We also had 3,593,450 outstanding purchase rights consisting of warrants and options that are presently exercisable or will become exercisable within 60 days. The following table sets forth certain information with respect to the beneficial ownership of our securities as of May 9, 2005, for (i) each of our directors and executive officers; (ii) all of our directors and executive officers as a group; and (iii) each person who we know beneficially owns more than 5% of our common stock.

Beneficial ownership data in the table has been calculated based on SEC rules that require us to identify all securities that exercisable for or convertible into shares of our common stock within 60 days of May 9, 2005 and treat the underlying stock as outstanding for the purpose of computing the percentage of ownership of the person holding those securities.

Except as indicated by footnotes, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o Axion Power International, Inc. 100 Caster Avenue, Woodbridge, Ontario L4L 5Y9 Canada.

	Common	Preferred	Purchase	Combined ownership
	Stock	Stock (1)	Rights (2)	Shares	Percentage
Mega-C Shareholders Trust (3)(4)	7,827,500		-	7,827,500	53.05%
Igor Filipenko (5)	1,019,300	213,781	899,600	2,132,681	13.44%
Robert Averill (6)	663,500	125,361	168,300	957,161	6.36%
Glenn Patterson (6)(7)	525,800	25,072	162,100	712,972	4.77%
Thomas Granville (6)	366,900	-	85,100	452,000	3.05%
Joseph Souccar (6)	260,200	50,144	39,900	350,244	2.36%
Charles Mazzacato	7,500	-	6,250	13,750	0.09%
Peter Roston	7,500	-		7,500	0.05%
John L. Petersen (8)	35,700	-	455,900	491,600	3.23%
Sally A. Fonner	32,700	-	116,700	149,400	1.00%
Directors and officers as a group (8 individuals)	2,886,400	414,359	1,817,150	5,117,909	30.13%
(1)	Represents shares of common stock issuable upon conversion of preferred stock held by the stockholder.

(2)	Represents shares of common stock issuable upon exercise of warrants and options held by the stockholder that are presently exercisable or will become exercisable within 60 days.
(3)	Excludes 32,700 shares of common stock and 116,700 warrants that Sally Fonner, the trustee of the Mega-C Shareholders Trust holds for her personal account.
(4)
The Mega-C Trust will likely be dissolved and all or a substantial portion of the shares will likely be transferred to Mega-C’s Chapter 11 estate under a contemplated agreement with the bankruptcy trustee.

(5)
Includes 610,900 shares of common stock, 183,193 shares issuable upon the conversion of 36,533 shares of preferred stock and 447,400 shares issuable upon the exercise of warrants and options held by Dr. Filipenko; 233,400 shares of common stock and 233,400 shares issuable upon the exercise of warrants and options held by Turitella Corporation; and 175,000 shares of common stock, 30,588 shares issuable upon the conversion of 6,100 shares of preferred stock and 218,800 shares issuable upon the exercise of warrants and options held by Dr. Filipenko’s wife.

(6)	Excludes shares in the Mega-C Shareholders Trust that may be distributable to our directors and officers.
(7)	Includes 400 common shares owned by Mr. Patterson’s wife.
(8)
Includes 32,700 shares of common stock held by Mr. Petersen, 3,000 shares of common stock held by Mr. Petersen’s wife and 446,000 shares issuable upon the exercise of warrants and options held by the law firm of Petersen & Fefer, Barberêche Switzerland.

The shares in the Mega-C Shareholders Trust represent approximately 53.1% of our voting common stock and would ordinarily give the trustee absolute control over any matters submitted for a stockholder vote. To avoid a situation where a single person has the authority to make all stockholder decisions, the amended and restated trust agreement requires the trustee to vote the trust shares proportionally with the votes cast by our other stockholders. While this requirement will allow the trustee to remain a passive investor, it will significantly increase the effective voting control held by our directors and officers. Our directors and officers own 2,873,400 voting common shares, or approximately 41.6% of the total voting power that may be exercised by holders of our common stock. They also own 82,000 voting preferred shares, or approximately 22.0% of the total voting power that may be exercised by holders of our preferred stock. Therefore, our directors and officers have the effective voting power to ensure the passage of all proposals described in this Proxy Statement and effectively control all corporate actions until the shares held by the Mega-C Shareholders Trust are distributed to the beneficiaries of the trust.

Potential change in control

Mega-C’s bankruptcy trustee has taken the position that the 7,327,500 shares we initially deposited in the Mega-C Trust are property of and should be turned over to the Chapter 11 estate. We will endeavor to negotiate a suitable settlement agreement with the bankruptcy trustee. If we agree to the dissolution of the Mega-C Trust and the transfer of the shares to the Chapter 11 estate, there is no assurance that bankruptcy trustee will not exert substantial influence over our affairs during the reorganization process or that our shares will ultimately be distributed to the Mega-C shareholders as we originally intended. There can be no assurance that the bankruptcy trustee will not distribute shares of our stock to persons that we would choose to exclude from share ownership if we had the power to do so. If our shares are surrendered to the Chapter 11 estate and the bankruptcy trustee ultimately decides to sell our shares to a third-party for cash instead of distributing our shares to Mega-C’s shareholders, the purchaser could obtain effective control over our company.

MARKET FOR COMMON STOCK AND RELATED MATTERS

Information respecting holders

On April 22, 2005, we had 394 record holders of common stock and 19 record holders of senior preferred stock. According to information provided by the Depository Trust Company, a total of 316,600 shares are held in street name accounts by 60 brokerage firms and other nominees for an indeterminate number of beneficial owners.

Market information

During the year ended December 31, 2004, our stock was quoted on the OTC Pink Sheets. While our stock has been quoted on the OTC Bulletin Board since January 20, 2005 (Symbol: AXPW), trading has been sporadic, trading volumes have been low and the market price has been volatile. The following table shows the range of high and low bid prices for our common stock as reported by the OTC Pink Sheets for each quarter since the date of the business combination. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Period	High	Low
First Quarter 2004	$7.20	$1.28
Second Quarter 2004	$7.20	$3.84
Third Quarter 2004	$7.00	$4.00
Fourth Quarter 2004	$4.50	$2.95

First Quarter 2005	$4.25	$2.58
Second Quarter 2005 (through April 22, 2005)	$2.60	$2.30

The market for our shares remains volatile and both prices and trading volumes vary significantly from day to day. On April 22, 2005, the quoted bid and asked prices were $2.30 and $2.35 per share, respectively.

Information respecting dividend policies

We have not in the past paid, and do not expect for the foreseeable future to pay, dividends on our common stock. We are not obligated to pay cash dividends on our preferred stock in any quarter where we report a net loss for the quarter or the year-to-date then ended. We expect to incur operating losses in 2005 and 2006 and are unable to predict whether or when we might have reportable net income. Any future determination to pay dividends on our common stock and preferred stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

Information respecting contractual stock options

In January 2004, members of the law firm of Petersen & Fefer were granted a contractual option to purchase 189,300 shares of our common stock at a price of $2.00 per share as partial compensation for services rendered. In August 2004, the exercise price of the options was reduced to $1.00 per share for their remaining term. The options are fully vested and may be exercised at any time prior to December 31, 2005.

In February 2004 Canadian Consultants Bureau Ltd., an advisor to our board of directors, was granted a contractual option to purchase 6,300 shares of our common stock at a price of $3.20 per share as partial compensation for services. In June 2005, Canadian Consultants Bureau was granted similar option to purchase 3,600 shares of our common stock at a price of $5.60 per share. The options are fully vested and may be exercised at any time during the four-year period commencing one year after the date of grant.

In July 2004, our president and chief operating officer Charles Mazzacato was granted a contractual option to purchase 240,000 shares of our common stock at a price of $4.00 per share. This option will vest at the rate of 60,000 shares per year commencing July 31, 2005 and be exercisable for five years after each vesting date.

In July 2004, our chief financial officer Peter Roston was granted a contractual option to purchase 200,000 shares of our common stock at a price of $4.00 per share. This option will vest at the rate of 50,000 shares per year commencing July 31, 2005 and be exercisable for five years after each vesting date.

In March 2005, members of the law firm of Petersen & Fefer were granted an additional contractual option to purchase 140,000 shares of our common stock at a price of $1.00 per share as partial compensation for services rendered. The options are fully vested and may be exercised at any time prior to March 31, 2007.

In April 2005, our chief executive officer Thomas Granville was granted a contractual option to purchase 180,000 shares of our common stock at a price of $2.50 per share. This option will vest at the rate of 7,500 shares per month commencing May 1, 2005 and be exercisable for five years after each vesting date.

In April 2005, Auric Trading Ltd., our European financial advisor was granted a contractual option to purchase 30,000 shares of our common stock at a price of $2.50 per share. This option will vest at the rate of 2,500 shares per month commencing May 1, 2005 and be exercisable for two years after each vesting date.

Information respecting equity compensation plans

In April 2005, we issued 219,000 shares of common stock as bonuses under our incentive stock plan. The following table provides summary information on our equity compensation plans as of April 21, 2005.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders
2004 Incentive Stock Plan	780,450	$2.59	550
2004 Directors' Option Plan	79,600	$3.28	45,400
Equity compensation plans not approved by stockholders
Contractual option grants to officers, consultants and attorneys	989,200	$2.64
Total equity awards	1,849,250	$2.65	45,950

MANAGEMENT OF OUR COMPANY

The board of directors directs the management of the business and affairs of our company as provided in our Certificate of Incorporation, our By-Laws and the General Corporation Law of Delaware. Members of the board keep informed about our business through discussions with senior management, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

Our board of directors is divided into three classes of directors that serve for staggered three-year terms. Two of our current board members have been elected to serve for terms that expire on the date of our 2007 annual meeting; two of our current board members have been elected to serve for terms that expire on the date of our 2006 annual meeting; and three of our current board members have been elected to serve for terms that expire on the date of our 2005 annual meeting. The following table identifies our current directors and executive officers; specifies their respective ages and positions with our company; and with respect to directors specifies the annual meeting when their current term as a member of the board will expire.

Name	Age	Position	Term as director expires
Dr. Igor Filipenko	42	Director	2007
Robert G. Averill	65	Director	2007
Glenn Patterson	52	Director	2006
Joseph Souccar	71	Director	2006
Thomas Granville	60	Chief Executive Officer, Director	2005
John L. Petersen	53	Director, General Counsel	2005
Dr. Howard K. Schmidt	46	Director	2005
Charles Mazzacato	52	President and Chief Operating Officer
Peter Roston	62	Chief Financial Officer

The following paragraphs provide summary biographical information furnished by our directors, officers and director nominees.

Nominees for election

John L. Petersen was appointed to our board in February 2003 and will stand for reelection at our 2005 annual meeting for a one-year term that will end on the date of our 2006 annual meeting. Mr. Petersen has served as our general counsel since February 2003 and served as our chief financial officer from February 2003 through July 2004. In April 2005, Mr. Petersen was appointed chairman of our board of directors. Mr. Petersen has been a resident of Switzerland since 1998 and has been principally engaged in the practice of law for 25 years. Mr. Petersen is a member of the Texas Bar and practices in the fields of securities and corporate law where he focuses on the needs of entrepreneurial companies. Since April 1999, Mr. Petersen has been a partner in the law firm of Petersen & Fefer, Barberêche, Switzerland. From January 1995 to April 1999, he was a self-employed solo practitioner in Houston, Texas and Barberêche, Switzerland. Since December 2000, Mr. Petersen has been an officer and director of Win or Lose Acquisition Corporation, a publicly held blank check company that is presently seeking an acquisition target. Mr. Petersen is a 1976 graduate of the College of Business Administration at Arizona State University and a 1979 graduate of the Notre Dame Law School. Mr. Petersen was admitted to the State Bar of Texas in May 1980 and received his license to practice as a Certified Public Accountant in March 1981.

Thomas Granville was appointed to our board in February 2004 and will stand for reelection at our 2005 annual meeting for a two-year term that will end on the date of our 2007 annual meeting. Mr. Granville served as the chairman of our board of directors from February 2004 through April 2005 when he agreed to accept full-time employment as our chief executive officer. For the last 17 years, Mr. Granville has served as the president of Gallagher Elevator Company, a New York company that specializes in the installation and maintenance of elevators, escalators, moving walkways and other building transportation products. Mr. Granville was certified by the International Union of Elevator Constructors in 1969 and served for 10 years as the president of National Elevator Industry Inc., a trade association that represents elevator manufacturers and contractors. Mr. Granville has also served as the general partner of a number of real estate partnerships that owned multi-family housing, commercial real estate and a cable television company. Mr. Granville is a 1967 graduate of Canisus College. (BA-Business Administration).

Michael Kishinevsky, age 39, is an independent director nominee who will stand for election at our 2005 annual meeting for a three-year term that will end on the date of our 2008 annual meeting. Mr. Kishinevsky is a Canadian lawyer who has been principally engaged in the practice of corporate and commercial law for 10 years, with a particular emphasis on the needs of Toronto’s Russian speaking population. For the last five years Mr. Kishinevsky served as general legal counsel for C&T, the original developer of our e3 Supercell technology. Mr. Kishinevsky also serves as vice-president of Sunrock Consulting Ltd., a company he co-founded in 1995 that specializes in the import and distribution of carbon black and synthetic rubber. Mr. Kishinevsky is a 1989 graduate of the University of Calgary (BS in Cellular, Molecular and Microbial Biology and BS in Psychology) and a 1993 graduate of the University of Ottawa School of Law. Mr. Kishinevsky was called to the bar in the Ontario courts in 1995 and is a member of the Law Society of Upper Canada.

Dr. Howard K. Schmidt is an independent director who was appointed to our board in April 2005 and will stand for reelection at our 2005 annual meeting for a three-year term that will end on the date of our 2008 annual meeting. Dr. Schmidt is presently employed the Executive Director of the Carbon Nanotechnologies Laboratory (the “CNL”) at Rice University in Houston, Texas, a post he has held since September 2003. Dr. Schmidt is an expert in the field of carbon nanotechnology and single-wall carbon nanotubes. At the CNL, Dr. Schmidt is responsible for developing and managing key federal and industrial relationships to drive emerging applications for carbon nanotubes. Before joining the CNL, Dr. Schmidt operated Stump Partners, a Houston-based consultancy firm and was involved in two Internet ventures. In 1989, Dr. Schmidt founded SI Diamond Technologies, Inc., a company that received the prestigious R&D 100 Award from Research and Development Magazine in 1989; went public in 1992; and recently changed its name to Nano-Proprietary, Inc. Dr. Schmidt holds two degrees from Rice University (BS-Electrical Engineering, 1980 and PhD-Chemistry, 1986).

Continuing board members

Dr. Igor Filipenko was appointed to our board in February 2004 and reelected at our 2004 annual meeting for a term that will expire in 2007. Dr. Filipenko also serves as the president of C and T Co. Incorporated, a position he has held since 1997 when he co-founded that company. C&T is the original developer of the

e3 Supercell technology and is principally responsible for our ongoing research, development and product testing functions. In addition to his duties as president of C&T, Dr. Filipenko a principal shareholder in a number of other enterprises, including Oledo Associated S.A., VIK Oil and Vostok Energiya, a group of Ukrainian companies that are engaged in petroleum refining and the import, export and trading of petroleum products, and Laser Plus, an ophthalmologic clinic located in Donetsk, Ukraine. Dr. Filipenko is a 1986 graduate of Donetsk Medical University, Ukraine.

Robert G. Averill is an independent director who was appointed to our board in February 2004 and reelected at our 2004 annual meeting for a term that will expire in 2007. Mr. Averill is retired and principally involved in personal investments. He served as a director of Implex Corp., a New Jersey based developer and manufacturer of orthopedic implant devices that he co-founded in 1991 and then sold to Zimmer Holdings, Inc. From 1978 to 1991 Mr. Averill held a variety of executive positions with Osteonics Corp., a developer and manufacturer of orthopedic devices that he co-founded in 1978 and then sold to Stryker Corporation. From 1971 to 1977, Mr. Averill served as a director and held a variety of executive positions with Meditech Inc., a company that developed, manufactured and marketed orthopedic implant devices that he co-founded in 1971 and sold to 3M Corporation in 1975. Mr. Averill holds 28 patents on a variety of orthopedic medical devices and materials and he is the co-author of several publications in the field of orthopedics. Mr. Averill holds two degrees from the Newark College of Engineering (BS-mechanical engineering, 1962 and MS-engineering management, 1966).

Glenn Patterson is an independent director who was appointed to our board in February 2004 and reelected at our 2004 annual meeting for a term that will expire in 2006. Until November 2004, Mr. Patterson served as president of Oregon Electric Group, an industrial and commercial electrical and technology services contractor based in Portland, Oregon. During Mr. Patterson’s tenure as president, Oregon Electric has grown from $16 million in sales in 1994 to $127 million in sales in 2000. In November 2001, Oregon Electric was sold to Montana-Dakota Resources, a major electrical power generating and distribution company with operations in 40 states. Mr. Patterson graduated summa cum laude from Willamette University (BS-Economics) in 1975.

Joseph Souccar is an independent director who was appointed to our board in February 2004 and reelected at our 2004 annual meeting for a term that will expire in 2006. Mr. Souccar is retired but he has been employed part-time since 1992 as a partner in Cruising France LLC, a company involved in the luxury barge cruise business. From 1973 through 1988, Mr. Souccar served as the chairman and chief executive officer of CB Pak Ltd., a Canadian company that he took public in 1975. From 1980 through 1985, Mr. Souccar also served as the chairman and chief executive officer of Diamond-Bathurst Inc. a glass recycling concern that he took public in 1982 and sold to Anchor Glass in 1985. Previously, Mr. Souccar served as the president of Atlas Steels International and Atlas Steels Australia, and was employed as a Management Consultant for Touche Ross & Co. Over the course of his career, Mr. Souccar has been responsible for negotiating and managing merger and acquisition transactions with a total value of over $1 billion. Mr. Souccar is a 1954 graduate of the University of Leeds (BS-Electrical Engineering) and a 1959 graduate of the University of Western Ontario (MBA).

Executive officers

Charles Mazzacato was hired to serve as our chief executive officer in July 2004. From November 2004 through March 2005, he also served as a member of our board of directors. In April 2005, Mr. Mazzacato was selected to fill the newly created position of president and chief operating officer. Mr. Mazzacato has 29 years of experience in commercial and industrial power systems engineering sales and marketing. From 1996 through 2003, he held various senior sales and marketing positions with Powerware, a global leader in the UPS and direct current power systems business. Mr. Mazzacato also served as chairman of Powerware’s global marketing council, where he provided leadership and strategic direction for Powerware’s $750 million sales and marketing effort. Previously, he served as Canadian national sales manager for the UPS group of Schneider Electric and as Canadian national sales manager for Emerson Electric. Mr. Mazzacato is a 1975 graduate of Ryerson Polytechnic Institute (Power Systems Engineering).

Peter Roston was appointed financial executive officer in July 2004. Mr. Roston is a Chartered Accountant who managed our accounting and financial systems on a contract basis beginning in February 2004 and has over 30 years experience in accounting and financial management for small and medium sized enterprises. Before joining our company, Mr. Roston was employed for 13 years as a principal of Roston Associates, a Toronto-based management and operations consulting firm that specializes in securing equity financing, government grants and research and development credits for its client companies. Mr. Roston is a 1964 graduate of Concordia University (B.A. in Commerce and Accounting) and received his Chartered Accountant (C.A.) designation in 1967.

Presiding director

Our Chairman, John L. Petersen, acts as the presiding director at board meetings. In the event that Mr. Petersen is unavailable to serve at a particular meeting, responsibility for the presiding director function will rotate among the chairmen of each of the board committees.

Corporate governance

Our board believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to stockholders. Our board is working to adopt and implement many "best practices" in the area of corporate governance, including separate committees for the areas of audit and compensation, careful annual review of the independence of our Audit and Compensation Committee members, maintenance of a majority of independent directors, and written expectations of management and directors, among other things.

Code of business conduct and ethics

The board has adopted a Code of Business Conduct and Ethics, which has been distributed to all directors, officers and employees and will be given to new employees at the time of hire. The Code of Business conduct and Ethics contains a number of provisions that apply principally to our President, Chief Financial Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct and Ethics can be found under the "Investor Information" section of our website at www.axionpower.com. We intend to disclose any amendments or waivers of our Code of Business Conduct and Ethics on our website.

Communications with the board

Stockholders and other parties who are interested in communicating with members of our board of directors, either individually or as a group may do so by writing to John L. Petersen, c/o Axion Power International, Inc, 100 Caster Avenue, Woodbridge, Ontario L4L 5Y9 Canada. Mr. Petersen will review all correspondence, and forward to the appropriate members of the board copies of all correspondence that, in the opinion of Mr. Petersen, deals with the functions of the board or its committees or that he otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters should be immediately brought to the attention of our Audit Committee and will be handled in accordance with procedures established by that committee.

Director independence

The board has determined that four of our directors would meet the independence requirements of the American Stock Exchange if such standards applied to our company. In the judgment of the board, Dr. Filipenko, Mr. Granville and Mr. Petersen do not meet such independence standards. In reaching its conclusions, the board considered all relevant facts and circumstances with respect to any direct or indirect relationships between the company and each of the directors, including those discussed under the caption "Certain Relationships and Related Transactions." The board determined that any relationships that exist or existed in the past between the company and each of the independent directors were immaterial on the basis of the information set forth in the above-referenced sections.

Board committees

The board has created an Audit Committee that consists of Mr. Patterson, Mr. Souccar and Dr. Schmidt. Mr. Patterson serves as chairman of the audit committee. All members have a basic understanding of finance and accounting, and are able to read and understand fundamental financial statements. The board has determined that all members of the Audit Committee would meet the independence requirements of the Amex if such standards applied to our company. The board has also determined that based on education and work history, Messrs. Patterson and Souccar meet the definition of an “Audit Committee Financial Expert” as established by the

Securities and Exchange Commission. The Audit Committee has the sole authority to appoint, review and discharge the company’s independent auditors. The Audit Committee reviews the results and scope of the audit and other services provided by the company’s independent certified public accountants, as well as the company’s accounting principles and its system of internal controls, reports the results of their review to the full board and to management and recommends to the full board that the company’s audited consolidated financial statements be included in the company’s Annual Report on Form 10-KSB.

The board has created a compensation committee that consists of Messrs. Patterson, Souccar and Averill. Mr. Averill serves as chairman of the compensation committee. The compensation committee makes recommendations concerning executive salaries and incentive compensation for employees. Subject to supervision by the full board, the compensation committee administers our 2004 Incentive Stock Plan. The board has determined all members of the compensation committee would meet the independence requirements of the Amex if such standards applied to our company.

The board has created a Technology Committee that consists of Dr. Schmidt and Messrs. Averill and Granville. Dr. Schmidt serves as chairman of the technology committee. The technology committee provides board level oversight, guidance and direction to our research and development staff, supervises the activities of our Technical Advisory Board, evaluates and makes recommendations with respect to the acquisition and licensing of complementary and competitive technologies and supervises the activities of our intellectual property lawyers.

The board does not have a separate nominating committee, and has determined that it is appropriate for the entire board to serve that function for the time being. With respect to Director nominees, the board will consider nominees recommended by stockholders that are submitted in accordance with our By-Laws. The process for receiving and evaluating director nominations from stockholders is described below.

Board meetings during 2004

During the year ended December 31, 2004, the board of directors held 13 meetings and the Audit Committee had five additional meetings, substantially all of which were held by means of telephone conference calls. During the year ended December 31, 2004 all of the company’s directors, other than Dr. Igor Filipenko, attended at least 75% of all board and committee meetings that required their attendance. We encourage all members of the board to attend our annual stockholders meetings and six of our seven board members attended the 2004 Annual Meeting.

Director compensation

The following table summarizes the compensation we accrued for services rendered by our independent directors during the year ended December 31, 2004.

	Director's	Chairman's	Board	Committee	Total
	Retainer	Retainer	Meetings	Meetings	Accrual
Thomas Granville	$12,000	$3,000	$3,500	$4,500	$23,000
Robert Averill	$12,000	$6,000	$3,500	$7,500	$29,000
Glenn Patterson	$12,000	$3,000	$3,500	$750	$19,250
Joseph Souccar	$12,000		$3,500		$15,500

The accrued compensation disclosed in the foregoing table may only be used to pay the exercise price of options granted pursuant to our independent directors stock option plan.

At our 2004 Annual Meeting, our stockholders ratified a stock option plan for our outside directors. In recognition of the substantial responsibilities associated with serving on the board of directors, we granted comparable stock options under our incentive stock plan to all directors who were not eligible to participate in our outside directors’ stock option plan. In February 2004, each member of our board received an option to 6,300 shares of our stock at a price of $3.20 per share. In connection with our 2004 Annual Meeting, each director received an additional option to purchase 6,300 shares of our common stock at a price of $5.60 per share. In November 2004, Charles Mazzacato was appointed to fill a vacant seat created by the resignation of Kirk Tierney and was granted an option to purchase 6,250 shares of our common stock at a price of $3.20. The following table summarizes the options granted to board members during 2004.

Name of Director	Shares	Price	Grant Date	Vesting Date
Outside Directors Plan Options: issued to each of Robert Averill, Thomas Granville, Glenn Patterson and Joseph Souccar	6,300	$3.20	February 2, 2004	February 2, 2005
	3,600	$5.60	June 4, 2004	June 3, 2005
Incentive Plan Options: issued to each of Igor Filipenko, John L. Petersen and Kirk Tierney (1)	6,300	$3.20	February 2, 2004	February 2, 2005
	3,600	$5.60	June 4, 2004	June 3, 2005
Incentive Plan Options: issued to Charles Mazzacato (2)	6,250	$3.20	November 15, 2004	November 15, 2005
(1)	In November 2004, the board approved the early vesting of Mr. Tierney’s options.
(2)	In April 2005, the board approved the early vesting of Mr. Mazzacato’s options

Under our recently revised director compensation policies, only independent directors will be compensated separately for service as board members. Subject to stockholder ratification at the 2005 Annual Meeting, each of our independent directors will be reimbursed for all reasonable travel, meals and lodging costs incurred on our behalf and receive the following compensation for the period April 2005 through April 2006:

•	A basic annual retainer of $25,000 for service as a board member;

•	A supplemental annual retainer of $6,000 for service as chairman of the board, the audit committee or the technology committee;

•	A supplemental annual retainer $4,000 for service as chairman of any other board committee;

•	A supplemental annual retainer of $3,000 for service as a committee member

•	A meeting fee of $1,500 per day for each board or committee meeting attended in person; and

•	A meeting fee of $500 for each board or committee meeting attended by telephone.

Board nominations

Stockholders wishing to bring a nomination for a director candidate before a stockholders meeting must give written notice to our Corporate Secretary, either by personal delivery or by Untied States mail, postage prepaid. The stockholder’s notice must be received by the Corporate Secretary not later than (a) with respect to an Annual Meeting of Stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of the meeting is first given to stockholders. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC, including the written consent of the person proposed to be nominated to being named in the proxy statement as a nominee and to serving as a director if elected. The stockholder’s notice must also set forth as to the stockholder making the nomination (i) the name and address of the stockholder, (ii) the number of shares held by the stockholder, (iii) a representation that the stockholder is a holder of record of stock of the company, entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice, and (iv) a description of all arrangements or understandings between the stockholder and each nominee.

No candidates for director nominations were submitted to the board by any stockholder in connection with the meeting. Any stockholder desiring to present a nomination for consideration by the board prior to the 2006 Annual Meeting must do so prior to February 10, 2006 in order to provide adequate time to duly consider the nominee and comply with our By-Laws.

Executive compensation

The following table summarizes, for the periods indicated, the cash compensation that our company paid to persons who were executive officers as of December 31, 2004 and all individuals who have served as executive officers during the last three years.

	Annual Compensation				Long Term Awards
Name	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options
Charles Mazzacato, chief executive officer	2004	$76,540				246,250
Peter Roston, chief financial officer	2004	$94,950				200,000
John L. Petersen (1) general counsel, director	2004	$94,040		$378,030		199,200
	2003	$40,000		$152,500
Kirk Tierney (2)	2004				45,000	9,900
Sally Fonner (3)	2003	$12,000		$125,000
(1) Mr. Petersen is a partner of the law firm that serves as our general counsel. The amounts reflected as salary for 2004 and 2003 were paid in cash. The amount reflected as other compensation for 2003 and certain other related party debts were settled in December 2003 through the issuance of 116,700 warrants. The amount reflected as other compensation for 2004 was settled through a $1.00 reduction in the exercise prices of certain warrants and options held by Mr. Petersen’s law firm.
(2) Mr. Tierney served as our president from January through July 2004.
(3) Ms. Fonner served as our president from February through December 2003. The amount reflected as other compensation for 2003 and certain other related party debts were settled in December 2003 through the issuance of 116,700 warrants.

The following table summarizes the stock options granted to our named executive officers during the year ended December 31, 2004.

Name	Number of securities underlying options granted			Percent of total options granted to employees during fiscal year		Exercise or base price per share		Expiration Date
Charles Mazzacato	240,000 6,250	(1 (2	) )	36.62 0.95	% %	$ $	4.00 3.20	July 2013 November 2009
Peter Roston	200,000	(1)		30.52%			$4.00	July 2013
John L. Petersen	189,300 6,300 3,600	(3 (4 (4	) ) )	28.89 0.96 0.55	% % %	$ $ $	1.00 3.20 5.60	December 2005 February 2009 June 2009
Kirk Tierney	6,300 3,600	(4 (4	) )	0.96 0.55	% %	$ $	3.20 5.60	February 2009 June 2009
(1) In connection with their employment agreements, Messrs. Mazzacato and Roston each received options that vest at the rate of 25% per year commencing in July 2005 and expire five years after the vesting date.
(2) During 2004, Mr. Mazzacato received an option to purchase 6,250 shares at a price of $3.20 per share as compensation for serving on our board of directors.
(3) In January 2004, the firm of Petersen & Fefer received an option to purchase 189,300 shares at a price of $2.00 per share as partial compensation for service as our counsel.
(4) During 2004, Messrs. Petersen and Tierney each received options to purchase 6,300 shares at a price of $3.20 per share and 3,600 shares at a price of $5.60 per share as compensation for serving on our board of directors.

The following table summarizes the year-end value of unexercised stock options held by our named executive officers based on a stock price of $3.20 per share.

	Shares acquired on exercise	Value realized	Number of securities underlying unexercised options at year end		Value of unexercised in-the-money options at year end
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Charles Mazzacato	-	-	-	246,250	-		-
Peter Roston	-	-	-	200,000	-		-
John L. Petersen	-	-	189,300	9,900	$414,460		-
Kirk Tierney	-	-	9,900	-	-		-

Executive employment agreements

We have entered into executive employment agreements with Thomas Granville, Charles Mazzacato and Peter Roston. These agreements require each executive to devote substantially all of his business time to our affairs, establish standards of conduct, prohibit competition with our company during their term, affirm our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provide for the acts and events that would give rise to termination of such agreements and provide express remedies for a breach of the agreement. Each of our executives will participate, without cost, in our standard employee benefit programs, including medial/hospitalization insurance and group life insurance, as in effect from time to time. Each of the covered executives will also receive an automobile allowance and reimbursement for all reasonable operating and insurance expenses for business use of the automobile.

Under the terms of his employment agreement, which has an initial term of two years, Mr. Granville will receive a base annual salary of $252,000, bonuses as determined by the compensation committee and an option to purchase 180,000 shares of our common stock at a price of $2.50 per share.

Under the terms of his employment agreement, which has an initial term of four years, Mr. Mazzacato will receive a base annual salary of $100,000, bonuses as determined by the compensation committee and an option to purchase 240,000 shares of our common stock at a price of $4.00 per share

Under the terms of his employment agreement, which has an initial term of four years, Mr. Roston will receive a base annual salary of $75,000, bonuses as determined by the compensation committee and an option to purchase 200,000 shares of our common stock at a price of $4.00 per share.

Indemnification of directors and officers

Our Certificate of Incorporation requires our company to indemnify our officers and directors against liability for monetary damages for breach or alleged breach of their duties as officers or directors, other than in cases of fraud or other willful misconduct. Our By-Laws provide that we will indemnify our officers and directors to the maximum extent permitted by Delaware law. In addition, our By-Laws provide that we will advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

Our Certificate of Incorporation also provides that our directors will not be liable to our company or our stockholders for monetary damages arising from a breach of their fiduciary duty as directors unless the damages arise from:

•	A breach of a director’s duty of loyalty to our company and our stockholders;

•	A breach involving bad faith acts and omissions, intentional misconduct or a knowing violation of law;

•	An unlawful dividend payment or improper redemption of our stock; or

•	A transaction that confers an improper personal benefit on the director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing, we have been advised that the SEC believes such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Business combination

In connection with the business combination, John L. Petersen and Sally Fonner, the former control stockholder of Tamboril, agreed to settle $484,123 in accrued compensation and other related party debt in exchange for 233,400 warrants that were exercisable at a price of $2.00 per share December 31, 2005, and subject to extension if we failed to promptly register the common stock issuable upon exercise of the warrants. Concurrently, C&T bought 1,250,000 shares of common stock from Ms. Fonner and Mr. Petersen for $200,000 and distributed those shares to its stockholders.

Technology acquisition

In connection with the business combination, C&T agreed to transfer the e3 Supercell technology to our company in exchange for 1,562,500 warrants that are exercisable at a price of $2.00 per share December 31, 2005, and subject to extension if we failed to promptly register the common stock issuable upon exercise of the warrants. This agreement, however, was subject to and conditioned upon our payment of the balance of the license fees provided for in the original license agreement with Axion (Ontario). At December 31, 2004, the unpaid balance of our obligation to C&T was $1,100,500. In March 2005, we paid $100,500 in cash and issued 100,000 shares of senior preferred stock to C&T in full and final settlement of all amounts due under the technology license and acquisition agreements. C&T then distributed the shares of our senior preferred stock to its shareholders.

In connection with the business combination we entered into a research and development project management agreement with C&T. Under the project management agreement, we were required to pay all of the direct costs and expenses associated with our research and development activities. These direct charges included but were not limited to the reasonable equipment, material, travel and employee costs actually incurred by C&T in connection with our activities. In addition to the direct costs, we paid C&T a management surcharge equal to 50% of the salaries and bonuses paid to members of the C&T technical staff who are assigned to work on our project. During the years ended December 31, 2004 and 2003, payments and accruals under the project management agreement were $701,000 and $252,865, respectively. We have terminated the project management agreement with C&T effective March 31, 2005 and all necessary C&T employees assigned to our project have been hired by us.

Legal fees

John L. Petersen is a director of our company and a partner in the law firm of Petersen & Fefer, which serves as our principal corporate counsel. Under the terms of their original retainer agreement, the law firm of Petersen & Fefer agreed to serve as our special securities counsel in return for:

•	An initial retainer of $40,000;

•	A monthly retainer of $7,500;

•	A two-year option to purchase 189,300 shares of our common stock at a price of $2.00 per share; and

•	Contingent supplemental payments specified in the original retainer agreement.

In February 2004, the law firm of Petersen & Fefer was appointed general counsel for our company and assumed primary responsibility for all of our legal affairs, including litigation coordination and strategy. During the year ended December 31, 2004, Petersen & Fefer billed us a total of $472,070 for legal services rendered. Of this total, we paid $94,040 in cash and we settled $276,700 of the outstanding balance by means of a $1.00 reduction in the exercise price of 306,000 warrants and options held by firm members. In the first quarter of 2005, we agreed to settle our remaining obligations to Petersen & Fefer with total cash payments of $125,000 and an option to purchase 140,000 additional shares at a price of $1.00 per share. Effective April 1, 2005, Petersen & Fefer have agreed to serve as our general counsel for a flat fee of $15,000 per month. All settlement transactions between our company and the law firm of Petersen & Fefer were negotiated and approved by the compensation committee and we believe the terms of our agreements with the firm of Petersen & Fefer are at least as favorable as the terms that would have resulted from arms-length negotiations between unaffiliated parties.

Investments by directors

Dr. Igor Filipenko is a director of our company and was one of the original founders of Axion (Ontario). During 2003, Dr. Filipenko contributed $50,000 in capital to Axion (Ontario) as payment for 220,000 shares of our common stock. As a stockholder of C&T Dr. Filipenko received 350,000 shares of our common stock that C&T purchased from Ms. Fonner and Mr. Petersen and 437,500 of the $2.00 capital warrants that we issued to C&T in connection with our purchase of the e3 Supercell technology. As a stockholder of C&T, Dr. Filipenko’s wife received 175,000 shares of our common stock that C&T purchased from Ms. Fonner and Mr. Petersen and 218,800 of the $2.00 capital warrants that we issued to C&T in connection with our purchase of the e3 Supercell technology. In the first quarter of 2004, Turitella Corporation, an affiliate of Dr. Filipenko contributed $400,000 in capital to our company as payment for 233,400 shares of our common stock, 133,400 warrants that are exercisable to purchase additional shares of common stock at a price of $1.50 and 100,000 warrants that are exercisable to purchase additional shares of common stock at a price of $3.00. In the fourth quarter of 2004, Dr. Filipenko contributed an additional $50,100 in capital to our company as payment for 33,400 shares of our common stock. In the first quarter of 2005, Dr. Filipenko received 36,533 shares of the senior preferred stock that we issued in settlement of our remaining obligation to C&T and his wife received 6,100 shares of senior preferred stock.

Robert Averill is a director of our company and was one of the original founders of Axion (Ontario). During 2003, Mr. Averill contributed $250,000 in capital to Axion (Ontario) as payment for 453,400 shares of our common stock and 133,400 warrants that were exercisable to purchase additional shares of common stock at a price of $1.50. During the first quarter of 2004, Mr. Averill contributed $100,000 in capital to our company as payment for 33,400 shares of our common stock and 33,400 warrants that are exercisable to purchase additional shares of common stock at a price of $4.00. During the second quarter of 2004, Mr. Averill exercised 100,000 of his warrants for $150,000 in cash. During the fourth quarter of 2004, Mr. Averill exercised 33,400 of his warrants for $50,100 in cash and contributed $65,100 in capital to our company as payment for 43,400 shares of our common stock. In the first quarter of 2005, Mr. Averill contributed $250,000 in capital to our company as payment for 25,000 shares of our senior preferred stock and 125,000 warrants that are exercisable to purchase additional shares of common stock at a price of $2.00. During 2004, Mr. Averill earned $29,000 as compensation for service rendered as an independent member of our board of directors. Under the board compensation policies in effect during 2004, the accrued compensation may only be used to pay the exercise price of directors’ options that were granted to Mr. Averill under our Outside Directors’ Stock Option Plan.

Glenn Patterson is a director of our company and was one of the original founders of Axion (Ontario). During 2003, Mr. Patterson contributed $250,000 in capital to Axion (Ontario) as payment for 408,400 shares of our common stock and 133,400 warrants that were exercisable to purchase additional shares of common stock at a price of $1.50. During the second quarter of 2004, Mr. Patterson contributed $101,000 in capital to our company as payment for 33,700 shares of our common stock and 33,700 warrants that are exercisable to purchase additional shares of common stock at a price of $4.00. During the third quarter of 2004, Mr. Patterson exercised 16,500 of his warrants for $24,570 in cash. During the fourth quarter of 2004, Mr. Patterson exercised 23,400 of his warrants for $35,000 in cash and contributed $65,100 in capital to our company as payment for 43,400 shares of our common stock. In the first quarter of 2005, Mr. Patterson contributed $50,000 in capital to our company as payment for 5,000 shares of our senior preferred stock and 25,000 warrants that are exercisable to purchase additional shares of common stock at a price of $2.00. During 2004, Mr. Patterson earned $19,250 as compensation for service rendered as an independent member of our board of directors. Under the board compensation policies in effect during 2004, the accrued compensation may only be used to pay the exercise price of directors’ options that were granted to Mr. Patterson under our Outside Directors’ Stock Option Plan.

Thomas Granville is a director and an officer of our company and was one of the original founders of Axion (Ontario). During 2003, Mr. Granville contributed $150,000 in capital to Axion (Ontario) as payment for 326,700 shares of our common stock and 66,700 warrants that are exercisable to purchase additional shares of common stock at a price of $1.50. During 2004, Mr. Granville contributed an additional $40,000 in capital to our company as payment for 30,200 shares of our common stock and 3,500 warrants that are exercisable to purchase additional shares of common stock at a price of $4.00. During 2004, Mr. Granville earned $23,000 as compensation for service rendered as an independent member of our board of directors. Under the board compensation policies in effect during 2004, the accrued compensation may only be used to pay the exercise price of directors’ options that were granted to Mr. Granville under our Outside Directors’ Stock Option Plan.

Joseph Souccar is a director of our company and was one of the original founders of Axion (Ontario). During 2003, Mr. Souccar contributed $50,000 in capital to Axion (Ontario) as payment for 220,000 shares of our common stock. During the second quarter of 2004, Mr. Souccar contributed $10,000 in capital to our company as payment for 3,400 shares of our common stock and 3,400 warrants that are exercisable to purchase additional shares of common stock at a price of $4.00. During the third quarter of 2004, Mr. Souccar exercised his warrants for $10,800 in cash. During the fourth quarter of 2004, Mr. Souccar contributed $50,100 in capital to our company as payment for 33,400 shares of our common stock. In the first quarter of 2005, Mr. Souccar contributed $100,000 in capital to our company as payment for 10,000 shares of our senior preferred stock and 30,000 warrants that are exercisable to purchase additional shares of common stock at a price of $2.00. During 2004, Mr. Souccar earned $15,500 as compensation for service rendered as an independent member of our board of directors. Under the board compensation policies in effect during 2004, the accrued compensation may only be used to pay the exercise price of directors’ options that were granted to Mr. Souccar under our Outside Directors’ Stock Option Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of the Forms 3, 4, and 5 submitted to us during the year ended December 31, 2004, we have determined that the directors, officers and beneficial owners of more than 10% of any class of our equity securities identified in the following table failed to file certain reports on Forms 3, 4, and 5 in a timely manner.

Name of Reporting Person	Form	Number of late reports	Nature of transaction that gave rise to reporting obligations that were not timely satisfied
Mega-C Shareholders Trust	Form 3	1	Acquisition of 10% beneficial ownership

Igor Filipenko	Form 3	1	Acquisition of 10% beneficial ownership
	Form 4	1	Reverse stock split and directors option grant
	Form 4	2	Purchases of securities from us

Robert Averill	Form 3	1	Appointment to board of directors
	Form 4	1	Reverse stock split and directors option grant
	Form 4	5	Purchases of securities from us

Glenn Patterson	Form 3	1	Appointment to board of directors
	Form 4	1	Reverse stock split and directors option grant
	Form 4	6	Purchases of securities from us

Thomas Granville	Form 3	1	Appointment to board of directors
	Form 4	1	Reverse stock split and directors option grant
	Form 4	3	Purchases of securities from us

Joseph Souccar	Form 3	1	Appointment to board of directors
	Form 4	1	Reverse stock split and directors option grant
	Form 4	3	Purchases of securities from us

John L. Petersen	Form 4	1	Reverse stock split and directors option grant
	Form 4	2	Purchases of securities from us

Name of Reporting Person	Form	Number of late reports	Nature of transaction that gave rise to reporting obligations that were not timely satisfied
Kirk Tierney	Form 3	1	Appointment as executive officer
	Form 4	1	Reverse stock split and directors option grant
	Form 4	1	Purchases of securities from us

Charles Mazzacato	Form 3	1	Appointment as executive officer
	Form 4	1	Purchases of securities from us

Peter Roston	Form 3	1	Appointment as executive officer

Subsequent to year-end, all required reports on Forms 3 and 4 were filed on behalf of the persons identified in the foregoing table. Except as set forth above, we are not aware of any director, officer or beneficial owner of more than 10% of any class of our equity securities that failed to file the forms required by Section 16(a) on a timely basis.

PROPOSAL ONE
ELECTION OF DIRECTORS

In connection with the 2005 Annual Meeting, the size of our board will be increased to eight members; three director nominees will be elected by holders of our common stock to serve for three-year terms that expire on the date of our 2008 annual meeting and one director nominee will be elected by holders of our preferred stock to serve for a two-year term that expires on the date of our 2007 annual meeting.

The following table identifies the individuals who have been nominated to serve as directors; specifies the class of stockholders who will be entitled to vote with respect to their election and specifies the annual meeting when their new term as a member of the board will expire.

Name	To be elected by	For term expiring
John L. Petersen	Common Stockholders	2006
Thomas Granville	Common stockholders	2007
Michael Kishinevsky	Common Stockholders	2008
Dr. Howard K. Schmidt	Preferred Stockholders	2008

If a nominee becomes unable to serve, the proxies will vote for a board-designated substitute. The board has no reason to believe that any nominee will be unable to serve.

Voting on Director Nominees

A plurality of the votes cast by the holders of our common stock is required for the election of Messrs. Petersen, Granville and Kishinevsky for terms of one, two and three years, respectively.

A plurality of the votes cast by the holders of our common stock is required for the election of Dr. Schmidt as a director of our company for a three-year term ending on the date of our 2008 annual meeting.

If you sign and return your proxy card, the individuals named as proxies on the card will vote your shares for the election of the nominees identified above unless you provide other instructions. You may withhold authority for the proxies to vote your shares on any or all of the nominees by following the instructions on your proxy card. If your shares are held in a brokerage account, your broker will vote your shares for the election of all seven nominees unless you provide specific instructions to the contrary.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE DIRECTOR NOMINEES.

PROPOSAL TWO
RATIFICATION OF COMPENSATION POLICIES
FOR INDEPENDENT DIRECTORS

On April 8, 2005, the board adopted revised compensation policies that are intended to more fairly compensate our independent directors for their service as members of our board. The revised compensation policies were adopted based on an evaluation of the time devoted to our affairs during the most recently completed year and our expectations respecting the demands we are likely to place on our independent directors over the next 12 months. If our stockholders ratify our revised compensation policies, each of our independent directors will receive the following compensation for the period April 2005 through April 2006:

•	A basic annual retainer of $25,000 for service as a board member;

•	A supplemental annual retainer of $6,000 for service as chairman of the board, the audit committee or the technology committee; or $4,000 for service as chairman of any other board committee;

•	A supplemental annual retainer of $3,000 for service as a committee member

•	A meeting fee of $1,500 per day for each approved board or committee meeting attended in person;

•	A meeting fee of $500 for each approved board or committee meeting attended by telephone; and

•	Reimbursement of the reasonable travel, meals and lodging costs incurred on our behalf.

The Compensation Committee has advised the board of directors that the revised compensation policies set forth above provide for significantly higher compensation than that typically offered to independent directors of similarly situated companies. The Compensation Committee has also expressed the opinion that our board is far more active than the boards of most similarly situated companies and in the judgment of the Compensation Committee, the proposed levels of compensation are necessary to retain independent directors with appropriate credentials and fairly compensate them for the work that will be required as a member of our board of directors.

Voting on Ratification of Revised Compensation Policies

The proposal to ratify our compensation policies for independent directors must be approved by a majority of the votes cast at the meeting. If you sign and return your proxy card, the proxies will vote your shares in favor of the proposal unless you provide other instructions. If your shares are held in a brokerage account, you must give your broker specific voting instructions if you want to cast a vote on this proposal. If you fail to deliver specific instructions to your broker, your broker cannot vote your shares on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO RATIFY OUR REVISED COMPENSATION POLICIES FOR INDEPENDENT DIRECTORS.

PROPOSAL THREE
RATIFICATION OF AMENDMENTS TO OUR
INCENTIVE STOCK PLAN FOR EMPLOYEES

In January 2004, our board of directors adopted an Incentive Stock Plan for employees that authorized the issuance of incentive awards for up to 1,000,000 shares of our common stock and was subsequently ratified by the stockholders at our 2004 Annual Meeting. At the date of this proxy statement incentive awards covering an aggregate of 999,450 shares have been granted under the incentive stock plan, including incentive awards for 80,700 shares that were issued to employee directors and executive officers and incentive awards for 918,750 shares that were issued to other employees of our company. At the date of this proxy statement, the total number of shares available for future incentive awards is 550.

In April 2005, the Compensation Committee advised the board of directors that while the prior grants under the incentive plan were sufficient for the needs of the company’s current employees, the number of shares available for future incentive awards was not adequate to support the anticipated growth of our company over the next 12 to 24 months. Accordingly, the Compensation Committee proposed and the board of directors adopted an Amended and Restated Incentive Stock Plan that permits the issuance of incentive awards for a maximum of 2,000,000 shares of our common stock. The primary goal of the increase is to accommodate the company’s future growth and expansion, and make it easier for the company to attract new employees with appropriate credentials and fairly compensate our future employees for the work that will be required as employees of our company.

The plan authorizes a variety of incentive awards including incentive stock options, non-qualified stock options, shares of restricted stock, shares of phantom stock and stock bonuses. In addition, the plan authorizes the payment of cash bonuses when a participant is required to recognize income for federal income tax purposes because of the vesting of shares of restricted stock or the grant of a stock bonus.

Except for the increase in the number of shares available incentive awards under the incentive stock plan, there have been no material changes to the terms and conditions of the incentive stock plan that were previously approved by our stockholders.

Voting on Ratification of Amendments to our Incentive Stock Plan

The proposal to ratify the amendments to our Incentive Stock Plan must be approved by a majority of the votes cast at the meeting. If you sign and return your proxy card, the proxies will vote your shares in favor of the proposal unless you provide other instructions. If your shares are held in a brokerage account, you must give your broker specific voting instructions if you want to cast a vote on this proposal. If you fail to deliver specific instructions to your broker, your broker cannot vote your shares on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO RATIFY THE AMENDMENTS TO OUR INCENTIVE STOCK PLAN.

PROPOSAL FOUR
RATIFICATION OF AMENDMENTS TO OUR
INDEPENDENT DIRECTORS’ STOCK OPTION PLAN

In January 2004, our board of directors adopted an Outside Directors’ Stock Option Plan that authorized the issuance of options for a total of 125,000 shares of our common stock and was subsequently ratified by the stockholders at our 2004 Annual Meeting. Under the terms of the Plan, each independent director who was appointed or elected to serve on our board would automatically receive an option to purchase common stock with a fair market value of $20,000 on the date of his appointment or election.

Our Outside Directors’ Stock Option Plan was adopted at a time when our by-laws provided for the annual election of our entire board and is not well suited to the needs of a company where the members of the board serve for staggered three-year terms. Therefore, on April 8, 2005, the board of directors voted to amend the Plan, subject to shareholder ratification at the 2005 Annual Meeting, to increase the number of shares subject to the Plan from 125,000 to 500,000, and modify certain plan provisions relating to the grant, vesting and exercise of options.

Under the Amended and Restated Independent Directors’ Plan, the only directors who are eligible to receive options will be directors who meet the eligibility requirements for an ‘independent director’ under SEC Rule 10A-3 and the applicable listing standards of any national securities exchange or other market where our shares are quoted or listed for trading. The Amended and Restated Independent Directors’ Plan does not alter the benefits received by an eligible director who is appointed by the board of directors to fill a vacancy arising from the resignation of a director or an increase in the number of directors. In each such case, the eligible director will automatically receive on the date of his appointment an option to purchase $20,000 worth of our common stock as partial compensation for serving as a director during the period between the date of such appointment and our next annual meeting of stockholders.

The principal change made by the Amended and Restated Independent Directors’ Plan is a modification of the way in which options are granted to eligible directors who will serve for multi-year terms. In each such case, the eligible director will automatically receive on the date of his election an option to purchase $20,000 worth of the company’s common stock for each year of contemplated service.

All options that are granted to eligible directors under the Amended and Restated Independent Directors’ Plan will vest on the first anniversary of the date of grant, provided that in the event that options for more than $20,000 worth of our common stock are granted to eligible directors who have been elected to serve for terms of more than one year, those options will vest ratably over the period of appointment. All options granted pursuant to the plan will be exercisable for a period of four years after the vesting date.

The following table provides information on the recent option grants to our independent directors and the value of the option shares that will be granted in connection with our 2005 Annual Meeting.

April 2005 Grants:	Shares	Price	Grant Date	Vesting Date
Robert Averill	8,000	$2.50	April 8, 2005	June 3, 2006
	8,000	$2.50	April 8, 2005	June 3, 2007
Glenn Patterson	8,000	$2.50	April 8, 2005	June 3, 2006
Joseph Souccar	8,000	$2.50	April 8, 2005	June 3, 2006
Dr. Howard Schmidt	8,000	$2.50	April 8, 2005	April 8, 2006

2005 Annual Meeting Grants:
Michael Kishinevsky	$20,000 in value		June 10, 2005	June 9, 2006
	$20,000 in value		June 10, 2005	June 9, 2007
	$20,000 in value		June 10, 2005	June 9, 2008
Dr. Howard Schmidt	$20,000 in value		June 10, 2005	June 9, 2006
	$20,000 in value		June 10, 2005	June 9, 2007
	$20,000 in value		June 10, 2005	June 9, 2008

Voting on Ratification of Directors’ Stock Option Plan

The proposal to ratify the amendments to our Independent Directors’ Stock Option Plan must be approved by a majority of the votes cast at the meeting. If you sign and return your proxy card, the proxies will vote your shares in favor of the proposal unless you provide other instructions. If your shares are held in a brokerage account, you must give your broker specific voting instructions if you want to cast a vote on this proposal. If you fail to deliver specific instructions to your broker, your broker cannot vote your shares on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO RATIFY THE AMENDMENTS TO OUR INDEPENDENT DIRECTORS’ STOCK OPTION PLAN.

AUDIT COMMITTEE REPORT

For the year ended December 31, 2004, the Audit Committee was composed of Messrs. Granville, Patterson and Petersen. For the year ended December 31, 2004, Messrs. Granville and Patterson would have met the independence requirements of the American Stock Exchange if such listing standards applied to our company.

While none of the audit committee members were employees of our company when the auditor’s report on our 2004 financial statements was issued, Mr. Granville subsequently assumed the post of chief executive officer and is not independent at the date of this proxy statement. Similarly, Mr. Petersen’s firm serves as general corporate counsel to our company and receives substantial fees for work performed in that capacity. Accordingly, Mr. Petersen does not qualify as an independent director.

Management is responsible for the company’s internal controls and the financial reporting process. Our independent certified public accountants are responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Michael F. Cronin, our independent certified public accountant for the year ended December 31, 2004. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent certified public accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The company’s independent certified public accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent certified public accountants that firm’s independence. The Audit Committee also considered whether the provision of any nonaudit services was compatible with maintaining their independence as our independent certified public accountants.

Based upon the Audit Committee’s discussion with management and the independent certified public accountants and the Audit Committee’s review of the representation of management and the report of the independent certified public accountants to the Audit Committee, the Audit Committee recommended that the board include the audited consolidated financial statements in our Annual Report on Form 10-KSB for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

In light of recent changes in the company’s management structure Mr. Patterson, Mr. Souccar and Dr. Schmidt will serve as members of the audit committee for the year ended December 31, 2005.

THOMAS GRANVILLE
GLENN PATTERSON
JOHN L. PETERSEN
The Members of the Audit Committee
of the Board of Directors

Audit Committee Pre-Approval Policy

Our independent auditor will provide audit, review and attest services only at the direction of, and pursuant to engagement fees and terms approved by, the Audit Committee. Such engagement will be pursuant to a written proposal, submitted to the Audit Committee for review and discussion. If acceptable, the Audit Committee will engage the independent auditor pursuant to a written retention agreement, duly approved by the Audit Committee. As proscribed by Section 10A(g) of the Securities Exchange Act of 1934, certain non-audit services may not be provided by our independent auditor, including bookkeeping or other services related to the accounting records or financial statements of the company; financial information systems design and implementation; appraisal or valuation services, fairness opinions, or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resource functions; broker or dealer, investment adviser, or investment banking services; legal services and expert services unrelated to the audit; and any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

With respect to permissible non-audit services, including tax services, our Chief Financial Officer or Principal Accounting Officer will submit a request to the Audit Committee to retain our auditor to perform non-audit services when management believes it is in the best interest of our company to do so. The requesting officer will submit specific reasons supporting this determination. In such event, the requesting officer shall submit a written proposal from the independent accountant for the non-audit services, which shall be specific as to the scope of the services to be provided, and the compensation structure. The Audit Committee will review the proposed retention for compliance with three basic principles, violations of which would impair the auditor’s independence: (1) an auditor cannot function in the role of management, (2) an auditor cannot audit his or her own work, and (3) an auditor cannot serve in an advocacy role for our company. If the Audit Committee determines that the proposed retention does not and will not violate these principles, it may authorize, in writing, the retention of the auditor for the agreed scope of non-audit services and compensation structure.

Independent Auditors’ Fees

The following table summarizes the aggregate fees for services performed by our independent certified public accountants for the years ended December 31, 2004 and 2003.

Fee Category	2004 Fees	2003 Fees
Audit Fees	$10,800	$15,000
Audit-Related Fees	$1,500	—
Tax Fees	—	—
All Other Fees	—	—

Selection of Independent Certified Public Accountants

The Audit Committee has selected Michael F. Cronin, CPA as our independent certified public accountant for the year ending December 31, 2005. Mr. Cronin has served as our independent certified public accountant since February 2004 and has no relationship with our company other than that arising from his engagement as an independent certified public accountant. Mr. Cronin is expected to be present at the meeting and will have an opportunity to make a statement if he desires to do so. Mr. Cronin will also be available to respond to appropriate questions from stockholders.

PROPOSAL FIVE
RATIFICATION OF INDEPENDENT AUDITORS

The board, upon the recommendation of the Audit Committee, has selected Michael F. Cronin, CPA, as independent auditor of the company for the year ending December 31, 2005. Mr. Cronin was originally appointed to act as our independent auditor in February 2004, when our prior auditor advised that they had not registered with the Public Company Accounting Oversight Board. Mr. Cronin is knowledgeable about our operations and accounting practices and the board believes he is well qualified to act in the capacity of independent auditor. If the stockholders do not ratify the selection of Michael F. Cronin, CPA, the board will reconsider the appointment of independent auditors.

Voting on Ratification of Independent Auditor

The proposal to ratify the selection of Michael F. Cronin as our independent auditor must be approved by a majority of the votes cast at the meeting. If you sign and return your proxy card, the proxies will vote your shares in favor of the proposal unless you provide other instructions. If your shares are held in a brokerage account, your broker will vote your shares to ratify the proposal unless you provide specific instructions to the contrary.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF MR. CRONIN AS OUR INDEPENDENT AUDITOR.

PROPOSALS FOR THE NEXT ANNUAL MEETING

Pursuant to federal securities laws, any proposal by a stockholder to be presented at the 2005 Annual Meeting of Stockholders and to be included in the company’s proxy statement and form of proxy must be received at the company’s executive offices, 100 Caster Avenue, Woodbridge, Ontario L4L 5Y9 Canada, no later than the close of business on February 10, 2006. Proposals should be sent to the attention of the Secretary. The company intends to exercise its discretionary authority with respect to any matter not properly presented by such date in accordance with the proxy rules adopted under the Securities Exchange Act of 1934.

GENERAL

Our Annual Report on Form 10-KSB for the year ended December 31, 2004 is being mailed to stockholders together with this Proxy Statement. The Annual Report is not to be considered part of the soliciting materials.

Woodbridge, Ontario, Canada	BY ORDER OF THE
May 9, 2005	BOARD OF DIRECTORS,
John L. Petersen, chairman

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

AXION POWER INTERNATIONAL, INC.

PROXY FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF TIIE BOARD OF DIRECTORS

The undersigned appoints Sherry Bates and Peter Roston, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of AXION POWER INTERNATIONAL, INC. held of record by the undersigned at the close of business on May 9, 2005 at the 2005 Annual Meeting of Shareholders of Axion to be held on June 10, 2005, or at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the reverse side)

THANK YOU FOR VOTING PROMPTLY

(TO BE PRINTED WITH DRIVING MAP TO MEETING LOCATION)

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Please mark your votes like this	☒
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

	FOR	WITHHOLD AUTHORITY		FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS	☐	☐	2. PROPOSAL to ratify compensation policies for independent directors	☐	☐	☐
(To withhold authority to vote for any individual nominee, strike a line through that nominees name in the list below)			3. PROPOSAL to ratify amendments that increase the number of shares available for incentive grants under the 2004 Incentive Stock Plan from 1 million to 2 million	☐	☐	☐
John L. Petersen - Until the 2006 Annual Meeting Thomas Granville - Until the 2007 Annual Meeting Michael Kishinevsky - Until the 2008 Annual Meeting			4. PROPOSAL to ratify amendments that increase the number of shares available for grants under the Independent Directors Stock Option Plan from 125,000 to 500,000	☐	☐	☐
			5. PROPOSAL To ratify Michael F. Cronin, CPA as independent auditor for the current year	☐	☐	☐
6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature____________________________________________ Signature____________________________________________ Date_____________________________
NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.